SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: May 31, 2002
(Date of earliest event reported)

TIVO INC.
(exact name of registrant as specified in its charter)

Commission File: 000-27141

Delaware (State or other jurisdiction of incorporation or organization)	77-0463167 (I.R.S. Employer Identification No.)

2160 Gold Street
P.O. Box 2160
Alviso, California 95002
(Address of Principal executive offices, including zip code)

(408) 519-9100
(Registrant’s telephone number, including area code)

ITEM 5.    OTHER EVENTS

On May 31, 2002 we announced financial results for our first quarter ended April 30, 2002. During the first quarter, we added approximately 42,000 new subscribers to the TiVo Service, bringing the total subscriber base to approximately 422,000 as of April 30, 2002. Our subscriber growth was the result of higher consumer demand and the early launch of national retail distribution of the TiVo Series2 DVR.

Revenues for the three months ended April 30, 2002 totaled $9.9 million, compared with revenues of $3.2 million for the same period last year. Revenues included approximately $8.2 million in recurring subscription revenues and $1.6 million from professional engineering services related to our recently announced agreement to develop a next generation set-top box for DIRECTV, a related party, which is due later this year. During the quarter we implemented a monthly service fee increase. Gross profit was $4.4 million, or 45% of revenues. Net loss attributable to common stockholders for the quarter was $35.1 million, or ($0.74) per share, compared to $50.2 million, or ($1.20) per share, for the three months ended April 30, 2001. The net loss attributable to common stockholders for the three months ended April 30, 2002 includes $13.1 million of nonrecurring non-cash charges and $3.9 million of nonrecurring cash interest income related to our repurchase of shares of Series A convertible preferred stock from America Online, Inc. due to the termination of the June 2000 commercial agreement with America Online. Licensing and professional engineering services generated $7.2 million in cash in the quarter.

Forward-Looking Statements

This Current Report on Form 8-K may contain forward-looking statements, including with respect to our financial information. You can identify forward-looking statements by use of forward-looking terminology such as “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “intends” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Such forward-looking statements have known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those set forth in such forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results” and other risks detailed in our Annual Report on Form 10-K for the period ended January 31, 2002, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date hereof.

TIVO INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except subscriber and per share data]

	Three Months Ended
	April 30, 2002	April 30, 2001
Revenue	$9,860	$3,196
Cost of revenue	5,453	5,467

Gross profit	4,407	(2,271)

Research and development	5,002	6,923
Sales and marketing	8,340	13,168
Sales and marketing—related parties	22,922	23,488
General and administrative	3,759	4,582

Operating loss	$(35,616)	$(50,432)

Other income and expenses, net	2,228	1,340
Series A preferred stock dividend	220	1,092
Accretion to redemption value of convertible preferred stock	1,445	—

Net loss attributable to common stockholders	$(35,053)	$(50,184)

Net loss attributable to common stockholders per share—basic and diluted	$(0.74)	(1.20)

Shares used in per share computation	47,344	41,787

Net Activations	42,000	35,000
Cumulative Subscribers	422,000	189,000

TIVO INC
CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30, 2002	January 31, 2002
ASSETS
Cash, cash equivalents and short-term investments	$35,879	$52,327
Restricted cash	—	51,735
Accounts receivable, net	2,775	2,185
Accounts receivable—related parties	2,577	6,687
Inventories	1,663	—
Prepaid expenses and other	12,412	13,146
Prepaid expenses and other—related parties	8,766	12,423
Property and equipment, net	16,681	18,146

Total assets	$80,753	$156,649

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY (Deficit)
Accounts payable and accrued liabilities	27,799	28,377
Accounts payable and accrued liabilities—related parties	10,202	28,902
Deferred revenue	42,524	36,338
Deferred revenue—related parties	17,019	11,427
Capital lease obligations	329	538
Convertible notes payable, long term	24,545	24,280
Convertible notes payable—related parties, long term	12,589	12,453
Redeemable convertible preferred stock	—	46,555
Total stockholders’ equity (deficit)	(54,254)	(32,221)

Liabilities, redeemable convertible preferred stock & stockholders’ equity (deficit)	$80,753	$156,649

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

TIVO INC.

Date:	June 6, 2002	By:	/s/ DAVID H. COURTNEY
David H. Courtney Chief Financial Officer and Executive Vice President Worldwide Operations and Administration (Principal Financial and Accounting Officer)